Exhibit 1.2

(Translation)

This document has been translated from the Japanese original for reference purposes only.

Regulations of the Board of Directors

of

Sumitomo Mitsui Financial Group, Inc.

(Amended as of May 1, 2015)

(Composition)

Article 1

1.	The board of directors of the corporation shall consist of all the directors of the corporation currently in office.

2.	The corporate auditors shall attend the meeting of the board of directors and state their opinions thereat whenever necessary.

(Authority)

Article 2

The board of directors shall make decisions by its resolution on the execution of corporation’s business and supervise the execution of the duties of the directors and executive officers.

(Meeting of the Board of Directors)

Article 3

Regular meetings shall be held once every month and special meetings shall be held from time to time whenever necessary; provided, however, that the board of directors may adjourn any regular meeting.

(Persons Entitled to Convene a Meeting and the Chairman)

Article 4

Except as otherwise provided by applicable law, the director-chairman shall convene, and act as chairman at, all meetings of the board of directors. Should the office of the director-chairman be vacant, or should the director-chairman fail or be unable to act, the director-president shall act in his or her place. Should the director-president also fail or be unable to act, another of the representative directors shall act as chairman in accordance with the seniority established in advance by the board of directors.

(Convocation Notice)

Article 5

Notice of a meeting of the board of directors shall be given to each director and each corporate auditor at least three days prior to the day set for such meeting; provided, however, that in case of emergency, such period of notice may be shortened.

(Requirement for Board Resolutions)

Article 6

1.	Except as otherwise provided by applicable law, all resolutions of the board of directors shall be adopted at a meeting of the board of directors at which a majority of all of the directors entitled to vote at the meeting are present, by a majority of such directors present at such meeting.

2.	In the event that a director made a proposal with respect to a matter to be resolved at a meeting of the board of directors and all directors who are entitled to vote on such matter agree affirmatively in writing or by electronic means, it shall be deemed that a resolution of a meeting of the board of directors has been made to approve such proposal unless any corporate auditor objects to the resolution.

(Matters Subject to Board Resolutions)

Article 7

The board of directors shall resolve the following matters:

(1)	Matters relating to convocation of a general meeting of shareholders and the proposals to be submitted thereto;

(2)	Approval of the financial documents, business reports and schedules thereto;

(3)	Election of representative directors;

(4)	Election of directors with titles and executive officers with titles;

(5)	Changes to the assignments and designation of the duties of the directors and executive officers;

(6)	Election and/or removal of executive officers and other important employees;

(7)	Authorization of the directors to engage in transactions competitive with those engaged in by the corporation;

(8)	Approval of transaction between the the corporation and directors, corporate auditors, or major shareholders;

(9)	Matters relating to interim dividends;

(10)	Matters relating to the issuance of new shares and the corporation’s own shares;

(11)	Issuance of bonds;

(12)	Disposal and acquisition of important assets;

(13)	Borrowing and guarantee of a large amount of money;

(14)	Establishment, change, or elimination of important organizations;

(15)	Establishment of a system to ensure that the execution of the directors’ duties shall conform to laws or regulations or the Articles of Incorporation and other systems necessary in order to ensure the appropriateness of the corporation’s business;

(16)	Important matters relating to internal control over financial reporting;

(17)	Matters relating to the establishment, amendment and repeal of any important regulations;

(18)	Exercise of particularly important rights of shareholders, with respect to the corporation’s subsidiaries and direct investment companies;

(19)	Matters relating to the compensation of the executive directors;

(20)	Important matters relating to compliance throughout the SMFG Group;

(21)	Important matters relating to risk management throughout the SMFG Group;

(22)	Important matters relating to internal audits throughout the SMFG Group; and

(23)	Any other matters required by laws or regulations, and matters considered important in the execution of the corporation’s business.

(Internal Committees)

Article 8

1.	An Auditing Committee, a Risk Management Committee, a Compensation Committee and a Nominating Committee shall be formed, consisting of some of the directors, respectively.

2.	The board of directors may request each of the Committees prescribed in the preceding Paragraph to discuss some of the matters to be resolved by the board of directors and give reports thereupon.

(Matters to be Reported)

Article 9

1.	The directors shall report to the board of directors on the following matters, as well as the status of the execution of their duties:

(1)	Status of operations of the SMFG Group in whole;

(2)	Status of risk management throughout the SMFG Group;

(3)	Results of self-assessments, depreciation and reserves;

(4)	Results of important internal audits;

(5)	Important matters relating to the management of subsidiaries;

(6)	Status of improvement regarding the matters noticed as a result of the inspections conducted by the authorities;

(7)	Existence or occurrence of any other event that is considered to have a material effect on management; and

(8)	Matters relating to strategic shareholdings.

2.	Any director who has engaged in a transaction competitive with the Corporation’s business, shall report to the board of directors on the important facts relating to such transaction.

3.	If the corporation engages in a transaction with any director, corporate auditor, or major shareholder, shall report to the board of directors on the important facts relating to such transaction.

4.	If a director, a corporate auditor or an accounting auditor notifies to all the directors and corporate auditors on the matters to be reported at a meeting of the board of directors, such matters need not be reported at such meeting.

(Minutes)

Article 10

The proceedings at each meeting of the board of directors shall be recorded in the minutes of the meeting, and the directors and the corporate auditors present thereat shall affix their names and seals thereto.

(Amendment and Repeal)

Article 11

Any amendment or repeal of these Regulations shall be made by a resolution of the board of directors.

(End)